350 E. Street, Chula Vista, CA 91910
                                      Tel: (619) 422-1348 Fax: (619) 422-1465
                                                 ARMANDO C. IBARRA
                                           CERTIFIED PUBLIC ACCOUNTANTS
                                           (A Professional Corporation)


Armando C. Ibarra,
C.P.A.
Members of the California Society of
Armando Ibarra, Jr.,
C.P.A.
Certified Public
Accounts



February 26, 2002


To Whom It May Concern:

     The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of my report on the financial statements of VoIP Telecom, Inc., as of December 31, 2000, March 31, 2001, June 30, 2001, and September 30, 2001 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.




Very truly yours,


_________________________
ARMANDO IBARRA, C.P.A.